EXHIBIT 10.15

SUMMARY OF NAMED EXECUTIVE OFFICER COMPENSATION

Current Annual Base Salaries. The Compensation Committee (the “Committee”) of the Board of Directors of Wolverine Tube, Inc. (the “Company”) has approved the following 2007 annual base salaries for the Company’s current principal executive officer and principal financial officer, as well as the other executive officers named in the Company’s proxy statement for the 2007 Annual Meeting of Stockholders who are currently serving as officers of the Company:

Name and Position	Current Annual Base Salary
Harold M. Karp President and Chief Operating Officer	$325,000
James E. Deason Senior Vice President, Chief Financial Officer and Secretary	$283,700
Keith I. Weil Senior Vice President, International and Strategic Development	(1)
Garry K. Johnson Senior Vice President, Sales	$212,000
John Van Gerwen Vice President, Operations	$200,000	(2)

(1)	Mr. Weil’s base salary rate between February 19, 2007 and August 17, 2007 is $32,745.82 pursuant to a Stay Pay and Separation Agreement entered into on April 30, 2007.

(2)	Effective May 1, 2007.

Other. These executive officers also participate in the Company’s executive and regular benefit plans, programs and arrangements, including retirement and 401(k) plans, equity incentive plans and other plans, programs and arrangements as disclosed in the Company’s proxy statement for the 2007 Annual Meeting of Stockholders and in other exhibits to the Company’s filings with the Securities and Exchange Commission.